Exhibit 22. (d)(5)

Investment Advisory Agreement

INVESTMENT ADVISORY AGREEMENT

TRANSAMERICA INVESTORS, INC.

This Agreement, entered into as of May 1, 2005 between Transamerica Investors, Inc., a corporation organized and existing under the laws of the State of Maryland (referred to herein as the “Corporation”), and Transamerica Investment Management, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Adviser”) and registered as an investment adviser under the Investment Advisers Act of 1940, to provide investment advisory services to certain series of shares of the Corporation as listed on the attached Schedule A to this Agreement (each a “Fund,” collectively the “Funds”).

The Corporation is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and consists of multiple Funds. On behalf of the Funds, the Corporation wishes to retain the investment advisory services of Adviser. Adviser desires to furnish investment advisory services to the Corporation and to perform the functions assigned to it under this Agreement for the consideration provided. Accordingly, the parties have agreed as follows:

1. Appointment. The Corporation hereby appoints Adviser as the Corporation’s investment adviser with respect to the Funds for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. Subject to applicable laws, regulations, orders and regulatory interpretations, the Adviser may, at its expense and subject to its supervision, engage one or more persons, including without limitation subsidiaries and affiliated persons of the Adviser, to render any or all of the investment advisory services that the Adviser is obligated to render under this Agreement. Appointment of one or more sub-advisers will not relieve the Adviser of its obligations under this Agreement. In all matters relating to the performance of this Agreement, Adviser will act in material conformity with the Corporation’s Articles of Incorporation, Bylaws and current registration statement applicable to the Funds as it may be supplemented from time to time, and with the instructions and direction of the Board of Directors of the Corporation (“Board”), and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

2. Investment Advisory Services. In its capacity as investment adviser to the Corporation, Adviser shall have the following responsibilities:

(a) to provide a continuous investment program for each Fund including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time, consistent with the Corporation’s Articles of Incorporation and the Fund’s investment objective and policies adopted and declared by the Board and stated in the Fund’s current prospectus;

(b) to cause the officers and employees of the Adviser to attend meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Directors and appropriate officers of the Corporation fully informed as to the conditions of the investment securities of each Fund, the investment recommendations of Adviser, and the investment considerations which have given rise to those recommendations;

(c) to supervise the purchase and sale of securities including the selection of brokers and dealers to execute such transactions, consistent with Section 5 hereof;

(d) to determine in its discretion which issuers and securities are to be owned or held in the Funds and to report thereon to the Board;

(e) to formulate and implement a continuous investment program for each Fund and regularly report thereon to the Board;

(f) to give instructions to the custodian or sub-custodian of the Corporation appointed by the Board, as to deliveries of securities, transfer of currencies or payments of cash for the account of the Corporation, in relation to the matters contemplated by this Agreement; and

(g) to take, on behalf of the Corporation, all actions which appear to the Corporation and the Funds necessary to effect the purchase and sale of securities for the Corporation and the supervisory functions listed above, including the placing of orders for the purchase and sale of securities for the Funds.

3. Obligations of Corporation. The Corporation shall have the following obligations under the Agreement:

(a) to keep Adviser continuously and fully informed as to the composition of the investment portfolio of each Fund and the nature of all of its assets and liabilities from time to time;

(b) to furnish Adviser with a certified copy of any financial statement or report prepared for the Corporation by a certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c) to furnish Adviser with any further materials or information which Adviser may reasonably request to enable it to perform its functions under this Agreement; and

(d) to compensate Adviser for its services in accordance with the provisions of Section 4 hereof.

4. Compensation. The Fund shall pay to Adviser for its services a fee, computed daily and paid monthly, payable on the last day of each month during which or part of which this Agreement is in effect, as set forth in Schedule B attached to this Agreement, as it may be amended from time to time in accordance with Section 13 below. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate pro-ration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

5. Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of that Fund and shall be paid by the Fund. Adviser is authorized and directed to place the Fund’s securities transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that Adviser, consistent with its obligation to achieve best execution of the Fund’s securities transactions, may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Adviser. Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all securities transactions of a Fund, and the Directors may establish policies or guidelines to be followed by Adviser in placing portfolio transactions for the Fund pursuant to the foregoing provisions. Adviser shall report on the placement of portfolio transactions as directed by the Directors of the Corporation.

6. Aggregation of Securities Purchases. The Adviser furnishes investment advice to the Funds as well as other institutional clients, including some investment companies. Some of the Adviser’s other clients may have investment objectives and programs similar to those of a Fund. Accordingly, occasions may arise when sales or purchases of securities will be consistent with the investment policies of one or more of the Funds and of other clients of the Adviser. If purchases or sales of securities for the Corporation or other clients of the Adviser arise for consideration at or about the same time, the Corporation agrees that the Adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Corporation recognizes that there may be an adverse effect on price.

It is agreed that, on the occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Corporation, as well as its other clients, it may, to the extent permitted by applicable laws or regulations, but will not be obligated to, aggregate the securities to be sold or purchases for other clients in order to obtain favorable execution and lower brokerage commissions or prices. In that event, the allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Corporation and to such other accounts. The Corporation recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund.

7. Purchases by Affiliates. Neither Adviser nor any officer, director or employee thereof shall take a long or short position in the securities issued by a Fund. This prohibition, however, shall not prevent the purchase from the Fund of shares issued by the Fund on behalf of the Corporation, by the officers, directors or employees of Adviser (or by deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Fund’s current prospectus, in accordance with Section 22(d) of the 1940 Act and the regulations thereunder.

8. Term. This Agreement shall continue in effect with respect to a Fund, unless sooner terminated as provided herein, for a period of up to two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Directors of the Corporation who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Directors of the Corporation or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

9. Termination. This Agreement may be terminated at any time, without penalty, by the Directors of the Corporation, or with respect to a Fund, by the shareholders of that Fund acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days’ written notice of termination be given to Adviser at its principal place of business. This Agreement may be terminated by Adviser at any time by giving 60 days’ written notice of termination to the Corporation, addressed to its principal place of business.

10. Use of Name. If this Agreement is terminated and Adviser no longer serves as investment adviser to the Fund, Adviser reserves the right to withdraw from the Corporation the use of the name with respect to the Fund or any name misleadingly implying a continuing relationship between the Fund and Adviser or any of its affiliates.

11. Liability of Adviser. Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Corporation or a Fund or any shareholder of a Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

12. Assignment. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

13. Amendments. This Agreement may be amended with respect to a Fund only with the approval by the affirmative vote of a majority of the Directors of the Company and a majority of Directors of the Corporation who are not parties hereto or interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment. Such an amendment shall require the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act), to the extent required by the 1940 Act and the rules thereunder.

14. Compliance. Adviser shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. Adviser shall also provide the Fund’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws and such other reports as required under Rule 38a-1 under the 1940 Act.

15. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

16. Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be delivered.

17. Limitation of Liability. A copy of the Corporation’s Articles of Incorporation is on file with the Secretary of the State of Maryland, and notice is hereby given that this Agreement is executed on behalf of the Directors as Directors of the Corporation and not individually, and that the obligations under this Agreement are not binding upon any of the Directors, officers, shareholders, agents or employees of the Corporation individually, but binding only upon the assets and property of the Corporation.

The parties hereto have caused this amendment to be executed as of May 1, 2005.

TRANSAMERICA INVESTORS, INC.

By:
Name:	Kim D. Day
Title:	Vice President and Treasurer

TRANSAMERICA INVESTMENT MANAGEMENT, LLC

By:
Name:	John Riazzi
Title:	Chief Executive Officer

SCHEDULE A

LIST OF FUNDS

Transamerica Premier Focus Fund
Transamerica Premier Equity Fund
Transamerica Premier Growth Opportunities Fund
Transamerica Premier Diversified Equity Fund (formerly Transamerica Premier Core Equity Fund)
Transamerica Premier Balanced Fund
Transamerica Premier High Yield Bond Fund
Transamerica Premier Cash Reserve Fund
Transamerica Premier Institutional Equity Fund
Transamerica Premier Institutional Bond Fund
Transamerica Premier Institutional Diversified Equity Fund
Transamerica Premier Institutional Small/Mid Cap Value Fund

SCHEDULE B

A. Transamerica Premier Focus Fund and Transamerica Premier Growth Opportunity Fund:

1. First 36 months of operation:

During the first 36 months after this Agreement has entered into force, as compensation for the investment advisory services to be rendered by the Adviser to the Transamerica Premier Focus Fund (the “Focus Fund”) and Transamerica Premier Growth Opportunity Fund (the “Growth Opportunity Fund”), each of these two Funds will pay the Adviser an advisory fee, accrued daily and paid monthly equal to, on an annual basis:

Transamerica Premier Focus Fund	0.60% of the Fund’s average daily net assets

Transamerica Premier Growth Opportunities Fund	0.60% of the Fund’s average daily net assets

The advisory fee will be prorated in any month for which this Agreement is not in effect for the entire month.

2. Beginning on the 37th month:

a. Base Fee. Beginning in the 37th month after this Agreement has entered into force, as compensation for the investment advisory services to be rendered by the Adviser to the Focus Fund and the Growth Opportunity Fund, each of these two Funds will pay the Adviser an advisory fee (the “Base Fee”) accrued daily and paid monthly equal to:

Transamerica Premier Focus Fund	1/12th of 0.60% of the Fund’s average daily over the most recent month

Transamerica Premier Growth Opportunities Fund	1/12th of 0.60% of the Fund’s average daily net assets over the most recent month

b. Performance Adjustment. For each Fund, the Base Fee will be adjusted proportionately upward or downward on a monthly basis based upon the investment performance of the Fund calculated over a rolling 36 month performance period ending on the last day of the prior month for which a monthly payment is calculated (the “Performance Period”) in accordance with Rule 205-1(a) under the Investment Advisers Act of 1940 (the “Investment Performance”) relative to the investment record of the Fund’s benchmark index (the “Index”) over the same Performance Period calculated in accordance with Rule 205-1(b) under the Investment Advisers Act of 1940 (the “Investment Record”). The Index of the Focus Fund is the Standard and Poor’s 500 Composite Stock Price Index and the Index of the Growth Opportunities Fund is the Russell 2500 Growth Index. The Performance Adjustment is calculated on the average daily net assets of the Fund over the Performance Period.

For each Fund, the amount of any upward performance adjustment in the Base Fee shall be equal to 0.01% of average daily net assets on an annual basis (or 1/12th of 0.01% of average daily net assets on a monthly basis) when the Investment Performance of the Fund exceeds the Investment Record of the Index by 0.10 percentage point over the Performance Period. Similarly, for each Fund, the amount of any downward performance adjustment in the Base Fee shall be equal to 0.01% of average daily net assets on an annual basis (or 1/12th of 0.01% of average daily net assets on a monthly basis) when the Investment Performance of the Fund trails the Investment Record of the Index by 0.10 percentage point over the Performance Period. For each Fund, the maximum or minimum adjustment to the Base Fee is 0.40% of average daily net assets on an annual basis (or 1/12th of 0.40% of average daily net assets on a monthly basis), if the difference between the Investment Performance of the Fund and the

Investment Record of the Index is equal or superior to 4 percentage points or more over the Performance Period. The following table illustrates the method used to calculate a Fund’s performance adjustments and corresponding advisory fees at different levels of Investment Performance against the Investment Record of the Index, assuming the Fund’s assets remain constant over the Performance Period:

Percentage point Difference between Investment Performance and Investment Record	Performance Adjustment from Base Fee	Base Fee, as Adjusted, on an Annualized Basis
+4	+0.40	1.00% of the Fund’s average daily net assets over a rolling 36 month period
+2	+0.20	0.80% of the Fund’s average daily net assets over a rolling 36 month period
+1	+0.10	0.70% of the Fund’s average daily net assets over a rolling 36 month period
+0.10	+0.01	0.61% of the Fund’s average daily net assets over a rolling 36 month period
0	0.00	0.60% of the Fund’s average daily net assets over a rolling 36 month period
-0.10	-0.01	0.59% of the Fund’s average daily net assets over a rolling 36 month period
-1	-0.10	0.50% of the Fund’s average daily net assets over a rolling 36 month period
-2	-0.20	0.40% of the Fund’s average daily net assets over a rolling 36 month period
-4	-0.40	0.20% of the Fund’s average daily net assets over a rolling 36 month period

The Base Fee, as adjusted, will be prorated in any month for which this Agreement is not in effect for the entire month.

B. Other Funds

1. Annual Fee as a Percentage of Average Daily Net Assets:

As compensation for the investment advisory services to be rendered by the Adviser to the Funds listed below, Fund will pay the Adviser an advisory fee, accrued daily and paid monthly equal to, on an annual basis:

FUND	ADVISER COMPENSATION
Transamerica Premier High Yield Bond Fund	0.53% of the Fund’s average daily net assets
Transamerica Premier Cash Reserve Fund	0.33% of the Fund’s average daily net assets
Transamerica Premier Institutional Equity Fund	0.73% of the Fund’s average daily net assets
Transamerica Premier Institutional Bond Fund	0.43% of the Fund’s average daily net assets
Transamerica Premier Institutional Diversified Equity Fund	0.73% of the Fund’s average daily net assets
Transamerica Premier Institutional Small/Mid Cap Value Fund	0.83% of the Fund’s average daily net assets

2. Fee with Adjustment for Variation in Fund Operating Expenses

Each of the Funds listed below is subject to a limitation (“Expense Cap”), as indicated below, with respect to the Fund’s annual total operating expenses (exclusive of brokerage costs, interest, taxes, dividends, litigation, indemnification and extraordinary expenses (as determined under generally accepted accounting principles)) (“Total Operating Expenses”).

As compensation for the investment advisory services to be rendered by the Adviser to the Funds listed below, each such Fund will pay the Adviser an annual investment advisory fee (calculated as a percentage of the Fund’s average daily net assets), which shall be accrued daily and paid monthly, in an amount that may vary, on an annual basis, between the “Minimum Fee” and the “Maximum Fee” set forth below. More specifically, if as of the last day of a calendar month a Fund’s annualized Total Operating Expenses (assuming payment of the Maximum Fee) for such month shall exceed the Expense Cap applicable to the Fund, advisory fees payable to the Adviser (determined with reference to the Maximum Fee) will reduce from the Maximum Fee in an amount equal to such excess amount (“Excess Amount”) to the extent necessary to maintain the Expense Cap. However, in no event will the investment advisory fee payable to the Adviser be less than the Minimum Fee. To the extent that payment of the Minimum Fee, when added to a Fund’s other annualized operating expenses, would exceed the Expense Cap in any month, the Adviser and/or its affiliates shall remit to the appropriate Fund an amount that is sufficient to pay the Excess Amount and maintain the Expense Cap.

FUND	ADVISER COMPENSATION (as a percentage of a Fund’s average daily net assets)		EXPENSE CAP (as a percentage of total fund operating expenses)
	Minimum Fee	Maximum Fee
Transamerica Premier Equity Fund	0.50%	0.85% for the first $1billion of assets in the Fund; 0.82% of the next $1 billion; and 0.80% of assets in excess of $2 billion.	1.15	%*

Transamerica Premier Diversified Equity Fund	0.50%	0.75% for the first $1 billion of assets in the Fund; 0.72% of the next $1 billion; and 0.70% of assets in excess of $2 billion.	1.15	%*

Transamerica Premier Balanced Fund	0.50%	0.75% for the first $1 billion of assets in the Fund; 0.72% of the next $1 billion; and 0.70% of assets in excess of $2 billion.	1.10	%*

*  To the extent that payment of the Minimum Fee, when added to a Fund’s other annualized operating expenses, would exceed the Expense Cap in any month, the Adviser and/or its affiliates shall remit to the appropriate Fund an amount that is sufficient to pay the Excess Amount and maintain the Expense Cap.

If in any month the estimated annualized Total Operating Expenses of a Fund for that month are less than the Expense Cap, the Adviser shall be entitled to payment by such Fund (in whole or in part) of any prior investment advisory fee reduction from the Maximum Fee during the then-current fiscal year or any payment remitted by the Adviser to the Fund during the then-current fiscal year (the “Reimbursement Amount”), to the extent that the Fund’s annualized Total Operating Expenses plus the Reimbursement Amount does not exceed, for such month, the Expense Cap; provided, however, that any such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed. Any obligation on the part of a Fund to pay the Reimbursement Amount to the Adviser shall expire as of the end of each fiscal year.

If necessary, on or before the last day of the first month of each fiscal year, an adjustment shall be made in order that any reduction of advisory fees payable to the Adviser from the Maximum Fee and any payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall completely offset the Excess Amount applicable to such Fund, and the actual Total Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Expense Cap.

The Expense Cap, Total Operating Expenses, Minimum Fee and Maximum Fee will be calculated on the basis of each Fund’s fiscal year. The parties’ intent is to limit each of the Fund’s Total Operating Expenses on an annual basis to the Expense Cap, and to limit the annual investment advisory fee payable to the Adviser in any fiscal year to no more than the Maximum Fee.